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                                                                    EXHIBIT 16.1




                        (Arthur Andersen LLP Letterhead)


July 3, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Dear Sir/Madam:

The representations made in this letter are based solely on discussions with and representations from the engagement partner and manager on the audits of the financial statements of this registrant for the two most recent fiscal years. Those individuals are no longer with Arthur Andersen LLP. We have read Item 4 included in the Form 8-K dated July 3, 2002 of APCO Argentina Inc. to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP
---------------------------
Arthur Andersen LLP


cc:  Mr. Thomas Bueno, President and COO and CAO, Apco Argentina Inc.